EXHIBIT 10.2
EARN OUT AGREEMENT
     THIS EARN OUT AGREEMENT (the “Agreement”), is entered into this 14th day of December, 2010 by and between ENERGY STEEL ACQUISITION CORP., a Delaware corporation (“ESAC”), Graham Corporation, a Delaware corporation (“Graham” in its capacity of Guarantor under Section 2.3 and otherwise as expressly provided herein as a direct party to this Agreement), and LISA D. RICE, individually and as the Trustee of the Lisa D. Rice Revocable Trust dated June 5, 2003 (“Seller”). Capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in that certain Stock Purchase Agreement by and among Graham, ESAC, Energy Steel & Supply Co., a Michigan corporation (“Energy Steel”) and the Seller dated on even date herewith (the “Stock Purchase Agreement”).
     WHEREAS, the Seller beneficially owns all of the outstanding shares of capital stock of Energy Steel, which is engaged in the manufacture and supply of products and raw materials to the nuclear power generation industry (the “Energy Steel Business”);
     WHEREAS, simultaneously with the execution of this Agreement, ESAC is acquiring Energy Steel pursuant to and subject to the conditions set forth in the Stock Purchase Agreement; and
     WHEREAS, as a condition to the consummation of the transactions set forth in the Stock Purchase Agreement, the Stock Purchase Agreement provides that this Agreement shall be entered into by the parties, pursuant to which Seller shall be eligible to receive certain performance-based payments from ESAC if certain performance conditions are satisfied (the “Earn Out Consideration”) with respect to the Energy Steel Business.
     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and conditions contained herein and such other consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I.
EARN OUT CONSIDERATION
     Section 1.1 Defined Terms.
     “2011 EBITDA Thresholds” and “2012 EBITDA Thresholds” mean those EBITDA thresholds set forth in the following tables:

2011 EBITDA Thresholds	Amount of First Year Payment
≥ $3,625,000	$250,000
≥ $3,750,000	$500,000
≥ $3,875,000	$750,000
≥ $4,000,000	$1,000,000

2012 EBITDA Thresholds	Amount of Second Year Payment
≥ $3,625,000	$250,000
≥ $3,750,000	$500,000
≥ $3,875,000	$750,000
≥ $4,000,000	$1,000,000
     “Catch-Up EBITDA Threshold” means, subject to the satisfaction of conditions set forth in Sections 1.3 and 1.4, an aggregate EBITDA of Energy Steel for Fiscal Year 2011 and Fiscal Year 2012 of $7,250,000.
     “EBITDA” means, for any period, Energy Steel’s net income from continuing operations for such period on a stand alone basis, plus Energy Steel’s (i) provisions for taxes based on income for such period, (ii) interest expenses for such period, and (iii) depreciation and amortization of tangible and intangible assets of Energy Steel for such period as determined in accordance with GAAP and subject to the GAAP Exceptions. Further, EBITDA shall be adjusted as described in the last sentence of this definition, and by excluding the effects of, or otherwise taking into account, any and all of the following accounting principles to the extent otherwise included in the determination of earnings from operations:
(a)	gains, losses or profits realized by Energy Steel from the sale of assets other than in the ordinary course of business and any “extraordinary items” of gain or loss (as determined in accordance with GAAP and subject to the GAAP Exceptions);
(b)	any management fees, general overhead expenses, or other intercompany charges, of whatever kind or nature, charged by ESAC, Graham or any other Affiliates to the Energy Steel Business, except to the extent they offset expenses that would otherwise be incurred by Energy Steel (e.g., blanket insurance coverage);
(c)	any legal or accounting fees and expenses incurred in connection with this Agreement or the Stock Purchase Agreement.
(d)	material modifications to staffing levels and compensation packages during the earn out period will require the reasonable agreement of the Seller prior to the implementation of such strategy. If the Seller disagrees with the addition, we would partition out both the costs and corresponding benefits of such addition to be excluded from the EBITDA calculation.
(e)	Items deemed to be outside the course of normal operations of the Energy Steel Business which are non-recurring or non-operational shall be an adjustment for purposes of the earn out calculation.
(f)	For purposes of the earn out calculation, material variances in the use of estimates, accounting methodologies, prepaid and accrued expense treatment, and application of GAAP shall be adjustments.

(g)	As of the date of closing, Graham has simultaneously entered into a real estate lease for the premises on which Energy Steel conducts its business. The provisions of the lease also grant Graham on option to purchase the real estate. To the extent that Graham exercises its option to purchase the real estate, adjustments will be made to the earn out EBITDA such that the expenses reflect those which would have occurred under the terms of the lease had the option not been exercised.
     In determining earnings from operations, the purchase and sales prices of goods and services sold by Energy Steel (or ESAC) to Graham or its Affiliates, or purchased by the Energy Steel (or ESAC) from Graham or its Affiliates, or payment of royalties, shall be adjusted to reflect the amounts that Energy Steel (or ESAC) would have received or paid if dealing with an independent party in an arm’s-length commercial transaction.
     “First Year Payment” means the amount(s) specified in the chart included in the definition of 2011 EBITDA Thresholds and 2012 EBITDA Thresholds above.
     “Fiscal Year 2011” means Energy Steel’s year ending December 31, 2011.
     “Fiscal Year 2012” means Energy Steel’s year ending December 31, 2012.
     “Fiscal Year 2011 EBITDA” means the EBITDA of Energy Steel for the Fiscal Year 2011, based on the audited financial statements of Energy Steel, as determined by Graham’s independent auditors in their reasonable discretion.
     “Fiscal Year 2012 EBITDA” means the EBITDA of Energy Steel for the Fiscal Year 2012 as determined by Graham’s independent auditors in their reasonable discretion.
     “Second Year Payment” means the amount(s) specified in the chart included in the definition of 2011 EBITDA Thresholds and 2012 EBITDA Thresholds above.

     Section 1.2 Generally.
          (a) On the terms and subject to the conditions set forth in this Agreement, the Seller shall be eligible to receive the Earn Out Consideration (as more particularly defined below). Subject to the satisfaction of the conditions set forth herein, the Earn Out Consideration may consist of two cash payments. The first payment shall be for and measured against the performance of the Energy Steel Business during the Fiscal Year 2011, and it shall be known as the “First Year Payment.” The second payment shall be for and measured against the performance of the Energy Steel Business during the Fiscal Year 2012, and it shall be known as the “Second Year Payment” (collectively, the First Year Payment and the Second Year Payment shall comprise the “Earn Out Consideration”). Except as set forth in Section 1.4 below, each payment is intended to be separate from and independent of the other payment. Thus, the Seller need not receive the First Year Payment in order to be eligible to receive the Second Year Payment (and vice versa). The amount of each payment shall be determined in accordance with Section 1.5 hereof, and no payment shall be made unless the associated conditions to payment are satisfied in accordance with Sections 1.3 and 1.4 hereof.
          (b) ESAC shall pay to the Seller (i) the First Year Payment that corresponds to the 2011 EBITDA Threshold attained by Energy Steel as set forth in the table above, and (ii) the Second Year Payment that corresponds to the 2012 EBITDA Threshold attained by Energy Steel as set forth in the table above.
     Section 1.3 Conditions to First Year Payment, Second Year Payment and Catch-Up Payment.
          (a) ESAC shall pay to the Seller the First Year Payment if, and only if, the Energy Steel Business as operated by ESAC (or an affiliate thereof), generates EBITDA equal to or in excess of $3,625,000 during the Fiscal Year 2011.
          (b) ESAC shall pay to the Seller the Second Year Payment if, and only if, the Energy Steel Business as operated by ESAC (or an affiliate thereof), generates EBITDA equal to or in excess of $3,625,000 during the Fiscal Year 2012.
          (c) ESAC shall pay the Seller the Catch-Up Payment if, and only if, the Energy Steel Business as operated by ESAC (or an affiliate thereof), generates EBITDA equal to or in excess of the Catch-Up EBITDA Threshold set forth in the table below.
     Section 1.4 Catch-Up Payment.
          (a) In the event that no First Year Payment is made during Fiscal Year 2011 as a result of Energy Steel’s failure to meet the minimum EBITDA threshold of $3,625,000, the Seller will be entitled to receive a catch-up payment in the amount of up to $1,000,000 (the “Catch-Up Payment”), if Energy Steel’s Fiscal Year 2011 EBITDA plus Energy Steel’s Fiscal Year 2012 EBITDA exceeds the Catch-Up EBITDA Thresholds, as set forth below:

Catch-Up Payment Thresholds	Amount of Catch-Up Payment
≥ $7,250,000	$250,000
≥ $7,500,000	$500,000
≥ $7,750,000	$750,000
≥ $8,000,000	$1,000,000
By way of examples: (i) if the Fiscal Year 2011 EBITDA is $3,500,000 (an event in which the First Year Payment would not be earned) and the Fiscal Year 2012 EBITDA is $4,500,000, ESAC shall make pay Seller the Second Year Payment of $1,000,000 plus a Catch-Up Payment in the amount of $1,000,000; and (ii) if the Fiscal Year 2011 EBITDA is $3,500,000 (an event in which the First Year Payment would not be earned) and the Fiscal Year 2012 EBITDA is $4,000,000, ESAC shall pay Seller a Catch-Up Payment in the amount of $500,000.
          (b) Notwithstanding the aforementioned subsection (a), Seller’s right to receive the Catch-Up Payment is conditioned upon Energy Steel’s Fiscal Year 2011 EBITDA being in excess of $3,000,000. For example, if the Fiscal Year 2011 EBITDA is $2,900,000 (an event in which the First Year Payment would not be earned) no Catch-Up Payment would be made regardless of the Fiscal Year 2012 EBITDA attained.
     Section 1.5 Calculation and Payment of Earn Out Consideration.
          (a) Within a period of ten (10) calendar days following ESAC’s receipt of final financial statements for Energy Steel for Fiscal Year 2011 and Fiscal Year 2012 (which shall be prepared not more than one hundred twenty (120) days following the end of such fiscal year), ESAC will deliver to Seller (i) a calculation of the EBITDA for each such year, and (ii) a statement as to whether the Seller is entitled to the First Year Payment, Second Year Payment or Catch-Up Payment, as applicable. If ESAC determines that any payment is due hereunder, each such payment shall be made within ten (10) business days of the delivery of the calculation of such payment to the Seller. When payments are due hereunder, in each case, ESAC shall make the payment to the Seller by issuing a check in the payment amount. If any payment date hereunder falls on a day that is a Saturday, Sunday or holiday on which ESAC is closed, such payment shall be due on the next day on which ESAC is open for business.
          (b) The parties agree that any dispute as to whether Earn Out Consideration is earned hereunder shall be resolved in accordance with the procedures set forth in Section 2.2 of the Stock Purchase Agreement.
ARTICLE II.
ADDITIONAL COVENANTS AND ACKNOWLEDGMENTS
     Section 2.1 Commercially Reasonable Efforts. In consideration of the opportunity pursuant to this Agreement to earn the Earn Out Consideration, Seller agrees to use her commercially reasonable efforts to promote the interests of Graham, ESAC and the Energy Steel Business during the periods of time covered by this Agreement. ESAC and Graham agree that they will use commercially reasonable efforts to promote the interests and EBITDA of the Energy Steel Business and in carrying out its obligations under this Agreement. In this regard, Graham and ESAC shall ensure that the Energy Steel Business has adequate working capital and other resources necessary to carry on the business and affairs consistent with past practice in the ordinary course of business throughout Fiscal Year 2011 and 2012.
     Section 2.2 Right of Setoff. The Seller acknowledges and agrees that any and all amounts of Earn Out Consideration owed to her pursuant to this Agreement shall be subject to the right of setoff in favor of Graham and ESAC contained in the Stock Purchase Agreement.
     Section 2.3 Guarantee of Graham. Graham hereby unconditionally and irrevocably guarantees each and every obligation of ESAC under this Agreement as if Graham was the direct party obligated for all payments due hereunder to Seller, as Graham will benefit directly and indirectly from the transactions contemplated by this Agreement and the Stock Purchase Agreement. Graham hereby waives all defenses afforded a guarantor or surety under applicable Laws. Graham’s obligations hereunder shall be binding upon its successors and assigns and shall not be extinguished by any bankruptcy or reorganization of ESAC.
     Section 2.4 Covenants of ESAC as to Operation During Earn Out Periods.
          (a) ESAC and Graham will maintain the Energy Steel Business as a separate enterprise within their corporate structure;
          (b) ESAC and Graham will provide sufficient working capital for operation of the Energy Steel Business throughout Fiscal Years 2011 and 2012;
          (c) ESAC shall utilize reasonable commercial efforts to maintain Key Employees of Energy Steel throughout the Fiscal Years 2011 and 2012;
          (d) ESAC shall operate and market the Energy Steel Business using the name “Energy Steel” (or any derivative thereof deemed appropriate by Graham) throughout Fiscal Years 2011 and 2012; and
          (e) ESAC and Graham shall direct all new orders in the same product line as the Energy Steel Business to Energy Steel and shall not otherwise divert opportunities of Energy Steel to its Affiliates.
     Section 2.5 Acceleration and Early Termination. The payment obligations of ESAC and Graham hereunder shall be subject to acceleration upon the occurrence of any one (1) of the following events:
          (a) ESAC determines in its discretion to terminate this Agreement for its business purposes;
          (b) The sale (subsequent to the date hereof) of all or substantially all of the assets of Energy Steel, ESAC and/or Graham;
          (c) A change in control of Energy Steel, ESAC and/or Graham occurs; or

          (d) ESAC and/or Graham have committed a material breach of any of their payment obligations, covenants, or agreements under this Agreement; provided Seller has notified Graham and ESAC of the breach, and the breach has continued without cure for a period of thirty (30) days after the written notice of breach.
     In the event of an acceleration under this Section 2.5, Seller shall be entitled to immediate payment of the maximum payments available for each Fiscal Year. Seller acknowledges that the maximum payments hereunder shall not exceed $2,000,000 in the aggregate.
ARTICLE III.
GENERAL PROVISIONS
     Section 3.1 Amendment and Waiver. Only a writing executed by each of the parties hereto may amend this Agreement. No waiver of compliance with any provision or condition hereof, and no consent provided for herein, will be effective unless evidenced by an instrument in writing duly executed by the party sought to be charged therewith. No failure on the part of any party to exercise, and no delay in exercising, any of its rights hereunder will operate as a waiver thereof, nor will any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.
     Section 3.2 Assignment. No party will assign or attempt to assign any of its rights or obligations under this Agreement without the prior written consent of each of the other parties hereto and any attempted assignment will be null and void; provided, however, that without such consent, but upon notice to Seller, ESAC may assign all of its rights and obligations hereunder to any subsidiary of Graham so designated by Graham, it being agreed that such assignment will not relieve ESAC from its obligations hereunder.
     Section 3.3 Notices, Etc. Each notice, report, demand, waiver, consent and other communication required or permitted to be given hereunder will be in writing and will be sent in accordance with Section 9.2 of the Stock Purchase Agreement.
     Section 3.4 Binding Effect. Subject to the provisions of Section 3.2, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. This Agreement creates no rights of any nature in any Person not a party hereto.
     Section 3.5 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of New York without regard to its principles of conflicts of laws. The parties agree that the sole and exclusive forum for any Claim related to this Agreement, the interpretation or construction hereof and the transactions contemplated hereby will be the Supreme Court of and for the County of Monroe, State of New York. Each party unconditionally and irrevocably agrees not to bring any Claim in any other forum and not to plead or otherwise attempt to defeat the trial of such a matter in such court whether by asserting that such court is an inconvenient forum, lacks jurisdiction (personal or other) or otherwise. Each party hereby waives the right to a trial by jury.

     Section 3.6 Entire Agreement. This Agreement sets forth the entire understanding of the parties, and supersedes any and all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.
     Section 3.7 Headings; Counterparts. The headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intention of the parties. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The parties agree that facsimile copies of signatures will be deemed originals for all purposes hereof and that a party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.
     Section 3.8 Independent Counsel; Seller Taxes. The parties state that they have carefully read this Agreement, know its contents, and freely and voluntarily agree to all of its terms and conditions. Each party acknowledges that it has been represented by independent legal counsel of its choice throughout all the negotiations that preceded the execution of this Agreement, and this Agreement has been executed with the consent and upon the advice of such independent legal counsel. Each party shall bear its own legal fees incurred as a result of the preparation, review and negotiation of this Agreement. Seller shall be responsible for all taxes incurred by Seller as a result of this Agreement and neither ESAC not Graham shall be required to withhold any payments made hereunder except as may be required by law.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first written above.

ESAC: ENERGY STEEL ACQUISITION CORP., a Delaware corporation
By:	/s/ Jeffrey F. Glajch
Jeffrey F. Glajch
Its:	Chief Financial Officer

GRAHAM: GRAHAM CORPORATION, a Delaware corporation
By:	/s/ James R. Lines
James R. Lines
Its:	President and Chief Executive Officer

SELLER:

/s/ Lisa D. Rice
LISA D. RICE, individually and as the Trustee of the Lisa D. Rice Revocable Trust dated June 5, 2003